Exhibit 10.47

Annual Bonus Plan
Division Level

Effective January 1, 2018

I.                                        Plan Objectives

US LBM Holdings, LLC (“US LBM”) has an annual bonus plan (the “Division Bonus Plan” or “Plan”) for its eligible subsidiary operating companies (each a “Division” and collectively the “Divisions”). This Division Bonus Plan is a discretionary part of US LBM’s total compensation strategy. It is designed to support US LBM’s mission as well as attract, motivate, and retain high performing associates for its Divisions. It is intended to reward those members of Division management and their associates who substantially contribute to the performance and overall success of their Division and thereby US LBM.

II.                                   Variable Pay Plan

The Division Bonus Plan is a variable pay plan. Any payments received by Participants under the Division Bonus Plan will not become a permanent part of the Participant’s base pay. Payments under the Division Bonus Plan, if any, may vary from one Plan Period to the next, and must be re-earned during each Plan Period.

III.                              Eligible Participants

Eligibility in the Division Bonus Plan is open to active employees of a Participating Division (as defined below) and as selected by the Division President and General Manager (a “Division President”) each Plan Period in consultation with US LBM. The Division President may be the sole Participant with the written approval of US LBM prior to the commencement of the Plan Period.

IV.                               Plan Period

The Plan Period is the one (1) year period coinciding with US LBM’s fiscal year, January 1st through December 31st.

V.                                    Division Bonus Pool

A bonus pool (the “Division Bonus Pool”) will be established for each Plan Period by US LBM with such performance thresholds or other conditions for participation as established by US LBM for each Plan Period (each Division that meets such performance thresholds or conditions, a “Participating Division”). The Division Bonus Pool target amount (“Bonus Pool Target”) will be determined by US LBM as a percentage of the Participating Division’s EBITDA budget for the Plan Period.

VI.                               Division Bonus Pool Performance Metrics

The performance metrics applicable to payouts of the Division Bonus Pool against the Bonus Pool Target for each Participating Division will be determined by US LBM for each Plan Period (the “Performance Metrics”).

VII.                          Allocation of the Division Bonus Pool

The Division President shall allocate the Participating Division’s Bonus Pool, in consultation with US LBM. The Division President is encouraged to allocate the Division Bonus Pool according to each Participant’s impact on the Performance Metrics. A Division President with no Prior Bonus Agreement (defined below) may award himself/herself an annual bonus, not to exceed 50% of the total Division Bonus Pool, as adjusted under Section X. If the Division President with no Prior Bonus Agreement is the sole Participant then he/she may award himself/herself 100% of the Division Bonus Pool.

VIII.                     Timing of Awards

Bonus payments will be made following the Plan Period in which the bonus is earned and the completion of the annual audit of the financial statements of the relevant parent entity of US LBM, but in any event no later than March 15 of the year following such Plan Period. Awards will be subject to all required and customary withholding and deductions by US LBM or its affiliate.

IX.                               Separation of Employment

No Participant shall receive a bonus under the Division Bonus Plan unless the Participant is an active employee of US LBM or a Division on the bonus payment date. Any Participant who resigns (or who has provided notice of resignation) or is terminated from employment for any reason is ineligible for any bonus compensation under the plan.

X.                                    Impact of Other Bonus Arrangements

As some Division Presidents and other employees have entered into employment agreements with the relevant Division or US LBM that provide for the payment of an annual bonus (a “Prior Bonus Agreement”), the Division Bonus Pool for a Participating Division shall be reduced by the total amount payable pursuant to such Prior Bonus Agreements for that Participating Division. For any Division President or employee of a Participating Division who has a Prior Bonus Agreement based on meeting annual financial and other performance targets to be established by the board of US LBM or a subsidiary thereof, the Performance Metrics herein shall be deemed to constitute such established annual or other performance targets. In addition, if an amount payable pursuant to another bonus plan of US LBM or its affiliates (including without limitation the US LBM Annual Bonus Plan Corporate) is determinable by reference to the Performance Metrics of a Participating Division, then such amount shall be deemed to be payable pursuant to a Prior Bonus Agreement, and shall reduce the applicable Division Bonus Pool in accordance with this Section X.

XI.                               Sunset Provision

This Division Bonus Plan may be modified, amended, continued, withdrawn or terminated at any time. Awards under this Division Bonus Plan are awarded entirely at the discretion of US LBM. This Division Bonus Plan is not intended to be a binding contract between Participants and US LBM or a particular Division. Employment is “at-will” and, thus, may be terminated at any time and for any reason not prohibited by law, with or without cause or notice. The offer or receipt of a bonus should not be construed as contractually limiting that right or guaranteeing employment for any specific period of time.

XII.                          Adjustments

US LBM may in its discretion (a) reduce or eliminate the amount of any payment under this Division Bonus Plan that would otherwise be made to any Participant and/or (b) determine that an amount shall be paid under this Division Bonus Plan that is greater than what would apply under the applicable Performance Metrics, based on individual performance or any other criteria as the Administrator reasonably deems appropriate.

XIII.                     Administration

This Division Bonus Plan shall be administered by US LBM (the “Administrator”), which shall have the authority to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Administrator’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on US LBM, a particular Division and current and former Participants under the Plan.

XIV.                      Miscellaneous

This Division Bonus Plan, and all determinations hereunder, to the extent not otherwise governed by the U.S. Internal Revenue Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws. The Plan is an unfunded plan and participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended. This plan is intended to provide for payments that are exempt from the provisions of Section 409A of the U.S. Internal Revenue Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of such provisions and shall be interpreted accordingly.